Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-265931, 333-105382, 333-146017, 333-162734, 333-186208, 333-208961, 333-221613, 333-226666, 333-239539, 333-280493) pertaining to the Amended and Restated 2000 Long-Term Incentive Plan of Lifetime Brands, Inc. of our reports dated March 12, 2026, with respect to the consolidated financial statements and schedule of Lifetime Brands, Inc., and the effectiveness of internal control over financial reporting of Lifetime Brands, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ ERNST & YOUNG LLP

Jericho, New York March 12, 2026